Exhibit 99.1
APCOA/STANDARD PARKING
                                                              900 North Michigan
                                                                     Suite #1600
                                                        Chicago, Illinois  60611
                                                                  (312) 274-2000
FOR IMMEDIATE RELEASE

Contact: Marc Baumann
         Chief Financial Officer
          (312) 274-2199

                        APCOA/STANDARD PARKING ANNOUNCES
                          EXPIRATION OF EXCHANGE OFFER

CHICAGO, IL, January 9, 2002: APCOA/Standard Parking, Inc. ("APCOA/Standard Parking") announced today that the tender period for its unregistered $50.0 million (with a minimum of $45.5 million and a maximum of $65.0 million) exchange offer with holders of its outstanding 9 1/4% Senior Subordinated Notes due 2008 ("9 1/4% Notes") and its solicitation of consents to certain proposed amendments to the indenture governing the 9 1/4% Notes (the "Proposed Amendments") has expired. APCOA/Standard Parking received tenders of approximately $91.1 million in aggregate principal amount of 9 1/4% Notes and the required consents to effect the Proposed Amendments. Tendering holders of APCOA/Standard Parking's 9 1/4% Notes who tendered for APCOA/Standard Parking's new 14% Senior Subordinated Second Lien Notes due 2006 ("14% Notes") will receive $1,056.36 principal amount of 14% Notes for each $1,000 of principal amount of 9 1/4% Notes. The aggregate amount of 14% Notes issued will be approximately $59.3 million. Holders of 9 1/4% Notes also tendered for an aggregate 3,500 shares of APCOA/Standard Parking's 18% Senior Convertible Redeemable Preferred Stock. Holders of 9 1/4% Notes who tendered their 9 1/4% Notes for 14% Notes will pay $356.36 to APCOA/Standard Parking per $1,000 of principal amount of 9 1/4% Notes tendered by such holder. This amount must be wired to the Exchange Agent or delivered to the Exchange Agent in the form of a certified check by noon, New York City time, on Thursday, January 10th. Alternatively, funds may be transmitted through the Depository Trust Company's Automatic Tender Offer Program.

APCOA/Standard Parking intends to use the $20.0 million of cash proceeds to, among other things, increase liquidity, deleverage its balance sheet, pay fees and expenses related to the offering and reduce its cash interest expense.

The securities issued in the exchange offer were not registered under the Securities Act of 1933, as amended, and may not be sold in the United States absent registration or an applicable exemption from registration requirements.

APCOA/Standard Parking has approximately 13,700 employees and manages more than 1,950 airport and urban parking facilities in over 260 cities spanning 43 states and three Canadian provinces.

                                     * * * *

The foregoing contains certain "forward-looking statements" which are based on management's beliefs as well as on a number of assumptions concerning future events made by, and information available to, management. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including risks relating to any



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improvement in our liquidity.  Although APCOA/Standard Parking believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate and, therefor, there can be no assurance that the forward-looking statements included herein will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as representation by APCOA/Standard Parking or any other persons that the objectives and plans of APCOA/Standard Parking will be achieved. APCOA/Standard Parking disclaims any intention or obligation to update
or  revise  any  forward-looking   statements,   whether  as  a  result  of  new
information, future events or otherwise.